One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

October 28, 2015

Harbor Funds

111 South Wacker Drive

Chicago, Illinois 60606-4302

Re:      Post Effective Amendment to Registration Statement on Form N-1A

            File Nos. 33-5852 and 811-4676

Dear Ladies and Gentlemen:

We have acted as counsel for Harbor Funds (the “Trust”), a Delaware statutory trust, in connection with the filing of Post Effective Amendment No. 116 to the Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended, (the “1933 Act”) and (Amendment No. 118) under the Investment Company Act of 1940, as amended (the “Registration Statement”) relating to the issuance and sale by the Trust of its authorized shares, currently divided into twenty nine Series and several Classes.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinions set forth herein, we have examined the following documents: the Trust’s Agreement and Declaration of Trust dated June 8, 1993, as amended; the Trust’s Amended and Restated By-Laws; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein. In addition, we have reviewed and relied upon the certificates referred to below issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that

Harbor Funds October 28, 2015 Page 2

no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the shares of the Series and each Class have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Agreement and Declaration of Trust, fully paid and non-assessable beneficial interests in such Series and Class.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of October 28, 2015, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

Dechert LLP

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

October 28, 2015

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606-4302

Re:  Post-Effective Amendment No. 116 to Harbor Funds’ Registration Statement on

        Form N-1A (File Nos. 33-5852 and 811-4676)

Ladies and Gentlemen:

As counsel to Harbor Funds (the “Trust”), we have reviewed Post-Effective Amendment No. 116 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) prepared by the Trust for electronic filing with the Securities and Exchange Commission. We hereby represent, pursuant to Rule 485(b)(4) under the Securities Act of 1933, as amended (the “1933 Act”), that the Amendment does not in our view contain disclosure that would make it ineligible to become effective pursuant to Rule 485(b) under the 1933 Act.

We hereby consent to your filing this letter with the Securities and Exchange Commission together with the Amendment. Except as provided in this paragraph, this letter may not be relied upon by, or filed with, any other parties or used for any other purpose.

Sincerely,

Dechert LLP

By: /s/ Christopher P. Harvey

Christopher P. Harvey